Exhibit 99.1

MFA FINANCIAL, INC.

One Vanderbilt Avenue
48th Floor
New York, New York 10017
(212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE
December 15, 2021		NEW YORK METRO
CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MFA Financial, Inc. Elects Sheila A. Stamps to Board of Directors

NEW YORK – MFA Financial, Inc. (NYSE: MFA) announced today that its Board of Directors has elected Sheila A. Stamps to its Board effective immediately.

“We couldn’t be more pleased to welcome Sheila to the MFA Board,” said Laurie Goodman, MFA’s Board Chair. “Her extensive involvement across a broad mix of industries, as well as her experience in strategy, business development, risk management and regulatory matters, will provide significant benefits to MFA’s management team, Board and stockholders. We look forward to having Sheila’s expertise and perspective as we diversify and further strengthen our Board with her addition.”

Ms. Stamps currently serves on the Board of Directors of Atlas Air Worldwide Holdings, Inc., a leading global provider of outsourced aircraft and aviation operating services, where she also serves as Chair of the Audit and Finance Committee, and Pitney Bowes Inc., a global shipping and mailing company that provides services to businesses and governments, where she also serves on the Audit and Executive Compensation Committees. Ms. Stamps also serves on the Board of CIT Group, Inc., a financial holding company, where she serves as a member of the Audit and Nominating & Governance Committees, as well as a member of the Board of CIT’s subsidiary, CIT Bank, N.A. Ms. Stamps was also recently named to Savoy Magazine’s 2021 Most Influential Black Corporate Directors.

From 2014 to 2018 Ms. Stamps served as a Commissioner and Audit Committee Chair on the Board of the New York State Insurance Fund, the state’s largest workers’ compensation insurance provider. From 2011 to 2012 she served as Executive Vice President at DBI, LLC, a private mortgage investment company. From 2008 to 2011 Ms. Stamps served as Director of Pension Investments and Cash Management at the New York State Common Retirement Fund, and from 2004 to 2005 she was a Fellow at the Weatherhead Center for International Affairs at Harvard University. From 2003 to 2004, Ms. Stamps served as a Managing Director and Head of Relationship Management, Financial Institutions at Bank of America Corp. (formerly FleetBoston). From 1982 to 2003, she held a number of executive positions with Bank One Corporation (now JPMorgan), including Managing Director and Head of European Asset-Backed Securitization and Managing Director and Senior Originator of Asset-Backed Securitization.

Ms. Stamps has a B.S. in Management Sciences from Duke University and an MBA in Finance from the University of Chicago. She also earned a CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University.

The election of Ms. Stamps brings the total number of directors on the MFA Board to eight, seven of whom are independent and four of whom are women. Ms. Stamps will serve on the Compensation and Nominating and Corporate Governance Committees of the Board.

MFA Financial, Inc. is a leading specialty finance company that invests in and finances residential mortgage assets. MFA invests, on a leveraged basis, in residential whole loans, residential mortgage-backed securities and other real estate assets. Through its subsidiaries, MFA also originates and services business purpose loans for real estate investors.  MFA is an internally-managed, publicly-traded real estate investment trust.

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